Exhibit 8.01

Alston&Bird llp
The Atlantic Building
950 F Street, NW
Washington, DC  20004-1404

202-756-3300
Fax: 202-756-3333
www.alston.com

December 2, 2010

R. J. O’Brien Fund Management, LLC
Managing Owner
RJO Global Trust
222 South Riverside Plaza, Suite 900
Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing of the  Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on or about December 2, 2010 with respect to the registration of 915,517.05372 units of beneficial interest of the RJO Global Trust (the “Trust”).

In connection with the filing of the Registration Statement, you have requested our opinions concerning (i) the qualification and taxation for United States federal income tax purposes of the Trust as a partnership; and (ii) the accuracy of the information in the prospectus (the “Prospectus”) included in the Registration Statement under the heading “Certain U.S. Federal Income Tax Consequences.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement and such applicable provisions of law and other documents as we have considered necessary or desirable for purposes of the opinions expressed herein.  In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations of an officer of R. J. O’Brien Fund Management, LLC (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Trust.  Our opinion is conditioned on the continuing accuracy and completeness of such statements and representations, without regard to any qualification as to knowledge or belief.  Any material change or inaccuracy in the statements set forth in the Registration Statement or the representations set forth in the Officer’s Certificate may affect our opinions set forth herein.  For purposes of our opinions, we have not made an independent investigation of the facts set forth in the Registration Statement, the Officer’s Certificate, or any other documents.  We have, consequently, assumed that the information presented therein accurately and completely describes all material facts relevant to our opinions.  No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

R. J. O’Brien Fund Management, LLC
December 2, 2010

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents have been consummated in accordance with the provisions thereof, and that such documents accurately reflect the material facts of such transactions.  In addition, these opinions are based upon the assumption that the Trust will operate in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with.  Our opinions expressed herein are based on the applicable laws of the State of Delaware, the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions, and we undertake no responsibility, obligation, or duty to advise you of any such changes.

Based upon and subject to the foregoing, it is our opinion that:

1.           The Trust will be treated as a partnership and will not be treated as a “publicly traded partnership” for United States federal income tax purposes.

2.           The information in the Prospectus included in the Registration Statement under the heading “U.S. Federal Income Tax Consequences,” while not purporting to be a complete discussion of all of the U.S. federal income tax consequences of an investment in Units, constitutes a fair and accurate summary, subject to the qualifications and limitations contained therein, of the U.S. federal income tax consequences of an investment in the Units by the investors to whom it is addressed.

Other than as expressly stated above, we express no opinion on any issue relating to the Trust or any investment therein.  This opinion speaks as of the date hereof and we assume no obligation to update this opinion as of any future date.  This opinion shall not be used for any purpose without our written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the caption “U.S. Federal Income Tax Consequences” in the Registration Statement.

Sincerely,

/s/ Alston & Bird LLP
Alston & Bird LLP